Exhibit 99.6

HUNTSMAN CORPORATION

2016 STOCK INCENTIVE PLAN

Notice of Award of Common Stock

Grantee:

Date of Grant:

CSA Grant Number:

Number of Shares Granted:

1.              Notice of Grant.  You are hereby granted pursuant to the Huntsman Corporation 2016 Stock Incentive Plan (the “Plan”) the number of shares of Common Stock (“Common Stock”) of Huntsman Corporation (the “Company”) set forth above, subject to the terms and conditions of the Plan and this Notice (the “Award”).

2.              Shares.  The shares of Common Stock shall be issued by the Company in your name, pursuant to which you shall have all of the rights of a shareholder of the Company with respect thereto, including, without limitation, voting rights.

3.              Withholding of Tax.  To the extent that the receipt of the shares of Common Stock results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless you elect to pay the amount of such obligations to the Company in cash, the Company or such Subsidiary shall withhold (or “net”) and cancel from the number of shares of Common Stock awarded to you such number of shares of Common Stock necessary to satisfy the tax required to be withheld by the Company or such Subsidiary; provided, that, the number of shares of Common Stock withheld shall be limited to the number of shares of Common Stock having an aggregate Fair Market Value on the date of withholding equal to the aggregate amount of tax withholding obligations determined based on the applicable minimum statutory tax withholding requirements (or, in the discretion of the Committee, the Fair Market Value of such shares of Common Stock may exceed the minimum statutory withholding requirement but may not be greater than the maximum statutory withholding requirement; provided that the exercise of such discretion by the Committee would not cause an Award otherwise classified as an equity award under ASC Topic 718 to be classified as a liability award under ASC Topic 718).

4.              General.  The shares of Common Stock are granted under and governed by the terms and conditions of the Plan and this Notice.  In the event of any conflict, the terms of the Plan shall control.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice.

HUNTSMAN CORPORATION

By:
Name:
Title:

GRANTEE

[Name]